EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form S-1/A-2 of our report dated April 28, 2010, except for note 10 which is dated May 25, 2010 with respect to the audited balance sheets of Alpha Music Mfg. Corp., Accounting Successor of Apollo Entertainment Group, Inc. (a development stage company) as of December 31, 2009 and 2008 and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2009 and 2008 and the period from April 12, 2007(inception of Apollo) through December 31, 2009.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
June 3, 2010